Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated November 26, 2019 with respect to the financial statements of AB Global Bond Fund, Inc. for the fiscal year ended September 30, 2019, which is incorporated by reference in this Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A No. 33-45328) of AB Global Bond Fund, Inc.

/s/ Ernst & Young LLP

New York, New York

January 28, 2020